Exhibit 10.113

AMENDMENT TO EMPLOYMENT LETTER AGREEMENT

THIS AMENDMENT TO EMPLOYMENT LETTER AGREEMENT (“Amendment”) is made and entered into as of JUNE 25, 2014, 2014 by and among Osmose, Inc. (the “Company”), Koppers Inc. (“Koppers”) and Stephen C. Reeder (“Employee”). The parties are entering into this Amendment in connection with the Stock Purchase Agreement, dated April13, 2014, by and among the Company, Koppers and the other parties thereto (the “Stock Purchase Agreement”), pursuant to which Osmose Holdings, Inc. agreed to sell the Transferred Business (as defined in the Stock Purchase Agreement) to Koppers.

The Company and Employee are parties to an Employment Letter Agreement, dated as of March 14, 2012 (the “Employment Agreement”).

Effective on and as of the Closing (as defined in the Stock Purchase Agreement), the parties have agreed to amend the Employment Agreement on the terms and subject to the conditions set forth below.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	This Amendment will become effective immediately on and as of the consummation of the Closing.
2.	The parties wish to amend the Employment Agreement effective immediately following the Closing. The Employment Agreement will be amended by:
(a)

Deleting the phrases “Osmose Holdings, Inc.” and “OHI” and replacing them with the phrase “Koppers Inc.” in each instance they appear, except (i) in line three of the first paragraph on page one of the Employment Agreement and (ii) in line six in the paragraph entitled “General” on page seven of the Employment Agreement.

(b)	Deleting the phrase “Osmose Companies” and replacing it with the phrase “Koppers Companies” in each instance it appears.
(c)	Deleting the phrase “OHI Parent, Inc.” and replacing it with the phrase “Koppers Holdings Inc.” in each instance it appears.
(d)

Deleting the phrase “Chief Executive Officer of Osmose Holdings, Inc.” as it appears in line three of the first paragraph on page one of the Employment Agreement and replacing it with the phrase “President of the Company.”

(e)	Deleting the paragraph entitled “Effective Date” on page one of the Employment Agreement in its entirety and replacing it with the following paragraph:

“Effective Date

This letter agreement shall be conditioned upon and effective as of the consummation of the transactions contemplated in the Stock Purchase Agreement, dated April 13, 2014, by and among the Company, Koppers Inc., and the other parties thereto (the “Stock Purchase Agreement”), pursuant to which Osmose Holdings, Inc. agreed to sell the Transferred Business (as defined in the Stock Purchase Agreement) to Koppers Inc. (the “Effective Date”).”

(f)	Deleting the second sentence in the paragraph entitled “Benefits” on page two of the Employment Agreement in its entirety and replacing it with the following sentence:

“After the Closing, Koppers Inc. shall cause the Company to provide compensation and benefits to employees of the Company no less favorable, in the aggregate, than those to which such employees were entitled immediately prior to the Closing.”

(g)	Deleting the third sentence in the paragraph entitled “Benefits” on page two of the Employment Agreement in its entirety and replacing it with the following sentence:

“The Company also expects you to remain employed by the Company after the Closing.”

(h)	Deleting the definition of “Termination in Connection with a Sale of the Company” on page five of the Employment Agreement in its entirety and replacing it with the following:

“Termination in Connection with a Sale of the Company” means any of the following events occurring within six (6) months following (or in case of clause (A) below, directly or indirectly in connection with or in anticipation of) a sale of more than 50% of the stock or assets of the Company:

(A)	A termination of your employment by the Company without Cause;
(B)	A termination of your employment by you for Good Reason; or
(C)

A termination of your employment by you because any successor to the Company’s operations or assets (whether acquired by merger, sale, consolidation or otherwise) (“Successor”) terminates (or, if such Sale of the Company is structured as a sale of the assets of the Company, fails to assume in writing), this Agreement at the time of the Sale of the Company.

(i)	Deleting the phrase “OHI” in line six in the paragraph entitled “General” on page seven of the Employment Agreement and replacing it with the phrase “Osmose Holdings, Inc.”
3.

Notwithstanding any provision of this Amendment to the contrary, if the Closing is not consummated, the Employment Agreement will not be amended as provided in Section 2 and this Amendment will be null and void in its entirety.

4.	Except as expressly amended by this Amendment, the Employment Agreement, and all of the terms and conditions thereof, will remain in full force and effect.
5.

Each party agrees, on written request of the other party, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be reasonably required by the requesting party to implement the provisions and purposes of this Amendment.

8.	This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment, but all of which together will constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth at the beginning of this Agreement.

OSMOSE, INC.
By:	/s/ Paul A. Goydan
Its:	President

KOPPERS INC.
By:	Steven R. Lacy
Its:	Senior Vice President, Administration, General Counsel and Secretary

EMPLOYEE
/s/ Stephen C. Reeder
Stephen C. Reeder

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